EXHIBIT 4(c)





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         DEALERSHIP STOCK OPTION PLAN
         OF
         CAVALIER HOMES, INC.




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         TABLE OF CONTENTS


         SECTION 1                  PURPOSE                                  1

         SECTION 2                  DEFINITIONS                              1

         SECTION 3                  SHARES SUBJECT TO PLAN                   2

         SECTION 4                  ADMINISTRATION OF PLAN                   2

         SECTION 5                  GRANT OF OPTIONS                         3

         SECTION 6                  EXERCISE OF OPTIONS                      4

         SECTION 7                  TERMINATION OF OPTIONS                   5

         SECTION 8                  ADJUSTMENTS                              6

         SECTION 9                  AMENDMENT OR TERMINATION OF PLAN         7

         SECTION 10                 MISCELLANEOUS                            7

         SECTION 11                 EFFECTIVE DATE AND TERMINATION DATE      9




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                          DEALERSHIP STOCK OPTION PLAN
                                       OF
                              CAVALIER HOMES, INC.


SECTION 1 - PURPOSE.

The purpose of the Dealership Stock Option Plan of Cavalier Homes, Inc. (the "Plan") is to provide an incentive to manufactured housing dealerships to agree to sell only manufactured homes which are produced by the Company and to sell the Contracts resulting from such sales to CAC.

SECTION 2 - DEFINITIONS.

As used herein, the following terms shall have the following meanings:

(a) "Agreement": The written agreement between the Company and an Optionee which evidences Options granted to the Optionee pursuant to this Plan.

(b) "Business Day": If the Shares are traded on a national securities exchange, any day on which such exchange is open or, if the Shares are not traded on a national securities exchange, any day on which commercial banks in the City of New York are open.

(c) "Board":  The Board of Directors of the Company.

(d) "CAC":  Cavalier Acceptance Corporation, an Alabama corporation.

(e) "Calendar Quarters": The period of time beginning on September 11, 1995 and ending on December 31, 1995 or the effective date of the registration statement relating to the Options and Shares hereunder, whichever is later, and each period of time ending on each March 31, June 30, September 30 and December 31 thereafter.

(f) "Company":  Cavalier Homes, Inc., a Delaware corporation.

(g) "Eligible Dealership": Any corporation, partnership, proprietorship, company, limited liability company, firm or other business entity which (1) is engaged in the business of selling manufactured homes to the general public, (2) sells only manufactured homes produced by the Company or an affiliate and (3) is a party to, and is not in breach of, a Qualifying Non-Recourse Time Sales Agreement with the Company or an affiliate.

(h) "Exercise Price": The price for which one Share may be purchased from the Company upon the exercise of an Option which shall be the Fair Market Value of the Share as of the date on which such Option was granted or, if such date is not a Business Day, on the Business Day immediately preceding such date.

(i) "Fair Market Value":         With respect to a Share as of any date:

         (1) if the Shares are listed on a national securities exchange on such date, the closing sales price of a Share on such exchange on such date, or, if no Shares are traded on such date, the closing sales price of a Share on the most recent date on which any Shares were traded; or

         (2) if the Shares are not so listed on such date, the value of a Share on such date determined pursuant to any fair and reasonable means prescribed by the Plan Administrator.

(j) "Option": The right to purchase one Share from the Company for a price equal to the Fair Market Value of such Share on the date such Option is granted and upon the terms and conditions of this Plan and the Agreement pursuant to which such Option is granted.

(k) "Optionees":  The parties to whom Options have been granted under this Plan.

         (l) "Plan Administrator": The person or persons administering this Plan as determined pursuant to Section 4(a).

(m) "Shares": The shares of the ten cent ($0.10) par value common stock of the Company.

SECTION 3  -  SHARES SUBJECT TO PLAN.

Subject to adjustments as provided in Section 9 hereof, a maximum of three hundred thousand (300,000) Shares shall be subject to this Plan. The Shares subject to this Plan shall consist of unissued Shares or previously issued Shares reacquired and held by the Company. Should any Option expire, terminate or be canceled or surrendered prior to its exercise, the Share subject to such Option may again be the subject of an Option granted under this Plan.

SECTION 4  -  ADMINISTRATION OF PLAN.

(a) Designation. This Plan shall be administered by any officer of the Company designated by the Board.

(b) Authority. The Plan Administrator shall have the authority, in his sole and absolute discretion, to (1) adopt, amend and rescind administrative and interpretive rules and regulations relating to this Plan, (2) determine the terms and provisions of the respective Agreements which need not be identical but which shall not be inconsistent with this Plan, (3) construe the terms of any Agreement and this Plan, (4) as provided in Section 8, upon certain events to make appropriate adjustments to the Exercise Price of each Option, the number of outstanding Options and the number of Shares subject to this Plan and (5) make all other determinations and perform all other acts necessary or advisable for administering this Plan including the delegation of such ministerial acts and responsibilities as the Plan Administrator deems appropriate. The Plan Administrator may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Agreement in the manner and to the extent he shall deem expedient to carry it into effect and shall be the sole and final judge of such expediency. The Plan Administrator shall have full discretion to make all determinations on the matters referred to in this subsection and such determinations shall be final, binding and conclusive.

SECTION 5  -  GRANT OF OPTIONS.

(a) Number of Options Based on Contracts Sold. Subject to Section 5(d), on the last day of each Calendar Quarter, the Company shall grant to each party which was an Eligible Dealership on such day one hundred (100) Options for each Contract (as defined below) which such Eligible Dealership sold to CAC after the effective date of this Plan described in Section 11 and during such Calendar Quarter. Notwithstanding the foregoing, however, all or any number of the Options which would otherwise be granted to an Eligible Dealership on the last day of a Calendar Quarter shall be granted to one or more other parties designated by such Eligible Dealership on the most recent form provided by the Plan Administrator for such purpose and on file with the Company on such day. Notwithstanding anything to the contrary contained herein, a party to whom or which an Option is to be granted pursuant to this Plan shall not be deemed to have become an Optionee and shall have no rights with respect to such Options unless and until such party shall have executed and delivered an Agreement to the Plan Administrator. (b) Definition of Contract. For purposes of this Section, the term "Contract" shall mean a written agreement between an Eligible Dealership and another party which evidences an installment sale by such Eligible Dealership to such other party of a new manufactured home which was produced by the Company.

(c) Determination of Date of Sale of Contract. For purposes of this Section, a Contract shall be deemed to have been sold by an Eligible Dealership to CAC on the date on which Acceptance pays the Eligible Dealership all or a portion of the price of the manufactured home which is the subject of the Contract. In the event of any dispute concerning the date on which a Contract is sold by the Eligible Dealership to CAC, the same shall be determined by CAC in its sole discretion.

(d) Insufficient  Shares. If the aggregate number of Options which,  pursuant to
Section 5(a), are to be granted on the last day of a Calendar Quarter exceed the number of Shares then available pursuant to Section 3, then, notwithstanding the provisions of Section 5(a), the number of Options which shall be granted to each Optionee who or which is to be granted Options on such day shall be the product of:

         (1) the number of Shares then available pursuant to Section 3; and

         (2) a fraction, the numerator of which shall be the number of Options which would otherwise be granted to such Optionee pursuant to Section 5(a) and the denominator of which shall be the aggregate number of Options which would otherwise be granted to all of such Optionees pursuant to Section 5(a).

(e) Nonqualified Options. All Options granted under the Plan shall be nonqualified stock options and none of such options shall be incentive stock options as defined in section 422 of the Internal Revenue Code of 1986, as amended.

(f) Nonassignability. Except as otherwise required by law, an Optionee may not transfer, assign or hypothecate any of his or its Options and any attempt to transfer, assign or hypothecate any such Option shall cause such Option to become null and void.

SECTION 6  -  EXERCISE OF OPTIONS

(a) Terms of Exercise. Subject to the provisions of this Plan, an Optionee may exercise his Options only upon the terms determined by the Plan Administrator and set forth in the Agreement which evidences such Options. An Option may be exercised only (i) by the Optionee to whom it was granted; (ii) during the ninety (90) day period following the death of an Optionee, by the legal representative of his estate; or (iii) in the event of the termination of an Eligible Dealership by reason of the permanent and total disability of an Optionee, during the ninety (90) day period following the determination of such disability, by such Optionee or his legal representative.

(b) Date of Exercise. An Option may be exercised at any time on or after the date on which it is granted and prior to the date on which it is terminated pursuant to Section 7. An Option shall be deemed to have been exercised when the Optionee has:

         (1) delivered written notice of such exercise to the Company in accordance with the applicable provisions of the Agreement between the Company and the Optionee; and

         (2) paid the full amount of the Exercise Price of the Option to the Company.

(c) Payment of Exercise Price. The Exercise Price of each Option shall be paid in cash, by certified or cashier's check or money order or, in the discretion of the Plan Administrator, by personal check. The Exercise Price may be paid directly by the Optionee or his representative, or by a registered broker-dealer for the account of the Optionee.

(d) Required Representations from Optionee. As a condition to the issuance of Shares upon the exercise of Options, the Plan Administrator may require the Optionee to make any agreement which the Plan Administrator may deem necessary or advisable to assure compliance with the provisions of this Plan and any law or regulation including, but not limited to, a representation and warranty by the Optionee to the Company that:

         (1) at the time his Options are exercised, he is acquiring the Shares to be issued to him for investment and not with a view to, or for sale in connection with, the distribution of any such Shares; and

         (2) the Optionee shall be bound by any legends which, in the opinion of the Plan Administrator, are necessary or appropriate to comply with the provisions of any securities law deemed by the Plan Administrator to be applicable to the issuance of the Shares and are endorsed upon the certificates representing the Shares.

(e) Effect of Exercise of Options. An Optionee shall not be, nor have any of the rights or privileges of, a shareholder of the Company with respect to any Share purchasable upon the exercise of any Option unless and until a certificate representing such Share shall have been issued by the Company to the Optionee.

SECTION 7  -  TERMINATION OF OPTIONS.

(a) Automatic Termination. An Option shall terminate on the third (3rd) anniversary of the date on which such Option was granted.

(b) Termination Upon Cessation of Eligible Dealership Status. An Option shall terminate on the date on which the Optionee (or the Eligible Dealership which designated the Optionee) ceases to be an Eligible Dealership for any reason whatsoever.

(c) Termination Upon Occurrence of Certain Events. The Plan Administrator, in its sole discretion, may, by giving written notice to an Optionee, terminate any Option which remains unexercised on the date (the "Termination Date") of the consummation of any of the following transactions:

         (1) any transaction (including a series of transactions occurring within 60 days or occurring pursuant to a plan) the result of which is that the shareholders of the Company immediately before such transaction cease to own at least 51% of (x) the voting stock of the Company or (y) any entity that results from the participation of the Company in a reorganization, consolidation, merger, liquidation or any other form of corporate transaction;

         (2) a    merger,    consolidation,    reorganization,   liquidation  or
dissolution  which the  Company  does not survive; or

         (3)  a  sale,   lease,   exchange  or  other   disposition  of  all  or
substantially all the property and assets of the Company.

Such notice shall be given to an Optionee at least thirty (30) days prior to the Termination Date; provided, however, that if such transaction is not consummated, any such notice given with respect to such transaction shall be of no effect.

SECTION 8 - ADJUSTMENTS.
(a) Adjustments by Plan Administrator. If at any time there shall be an increase or decrease in the number of issued and outstanding Shares, through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of Shares, then appropriate proportional adjustments shall be made to (1) the number of outstanding Options, (2) the Exercise Price of the outstanding Options and (3) the number of Shares subject to this Plan; provided, however, that no adjustment shall be made to the number of Options to be granted under Section 5(a) hereof. In the event of a dispute concerning such adjustment, the Plan Administrator has full discretion to determine the resolution of such dispute. Such determination shall be final, binding and conclusive.

(b) Assumption by Successor. In the event of a merger, consolidation or other reorganization of the Company under the terms of which the Company is not the surviving corporation, but the surviving corporation elects to assume an Option, the respective Agreement and this Plan, the Optionee shall be entitled to receive, upon the exercise of such Option, with respect to each Share issuable upon exercise of such Option, the number of shares of stock of the surviving corporation (or equity interest in any other entity) and any other notes, evidences of indebtedness or other property that Optionee would have received in connection with such merger, consolidation or other reorganization had it exercised the Option with respect to such Share immediately prior to such merger, consolidation or other reorganization.

(c) Effect of Issuance of Securities. Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of or the outstanding Options granted under this Plan.

(d) No Restrictions on Company. Without limiting the generality of the foregoing, the existence of outstanding Options shall not affect in any manner the right or power of the Company to make, authorize or consummate (1) any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, (2) any merger or consolidation of the Company, (3) any issuance by the Company of debt securities or preferred or preference stock that would rank above the Shares subject to outstanding Options, (4) the dissolution or liquidation of the Company (5) any sale, transfer or assignment of all or any part of the assets or business of the Company; or (6) any other corporate act or proceeding, whether of a similar character or otherwise.

SECTION 9  -  AMENDMENT OR TERMINATION OF PLAN.

The Board may amend or terminate this Plan at any time and in any respect.

SECTION 10 - MISCELLANEOUS.

(a) Effect of Applicable Laws, Etc. This Plan, the granting and exercise of Options hereunder and the obligation of the Company to sell and deliver Shares under such Options, shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(b) Indemnification. Neither the members of the Board nor any Plan Administrator shall be liable for any act, omission, or determination taken or made in good faith with respect to this Plan or any Option granted under it. The members of the Board and the Plan Administrator shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage, or expense (including attorneys' fees, the costs of settling any suit (provided such settlement is approved by independent legal counsel selected by the Company) and amounts paid in satisfaction of a judgment, except a judgment based on a finding of bad faith) arising from such claim, loss, damage, or expense to the full extent permitted by law and under any directors, and officers, liability or similar insurance coverage that may from time to time be in effect.

(c) Effect of Payment or Issuance. Any issuance or transfer of Shares to an Optionee in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims of such person under this Plan. The Plan Administrator may require any Optionee, as a condition precedent to such issuance or transfer of Shares, to execute a release and receipt for such issuance or transfer of Shares in such form as it shall determine.

(d) Company Records and Information. The records of the Company shall be conclusive for all purposes under the Plan, unless determined by the Plan Administrator to be incorrect. The Company shall, upon request or as may be specifically required under this Plan, furnish or cause to be furnished all of the information or documentation that is necessary or required by the Plan Administrator to perform its duties and functions under this Plan.

(e) Action of Company. Any action required of the Company relating to this Plan shall be by resolution ofthe Board or act of the Plan Administrator.

(f) Severability. If any provision of this Plan is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Plan, but such provision shall be fully severable, and this Plan shall be construed and enforced as if the illegal or invalid provision had never been included in this Plan.

(g) Notice. Whenever any notice is required or permitted under this Plan, such notice must be in writing and personally delivered or sent by mail or next day delivery by a nationally recognized courier service. Any notice required or permitted to be delivered under this Plan shall be deemed to be delivered on the date on which it is personally delivered, or, if mailed, whether actually received or not, on the third Business Day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has previously specified by written notice delivered in accordance with this subsection or, if by courier, twenty-four (24) hours after it is sent, addressed as described in this subsection. The Company or an Optionee may change, at any time and from time to time, by written notice to the other, the address which it or he had previously specified for receiving notices. Until changed in accordance with the Plan, the Company and each Optionee shall specify as its and his address for receiving notices the address set forth in the Agreement pertaining to the Shares to which such notice relates. Any person entitled to notice under this Plan may waive such notice.

(h)      Binding  Effect.  The Plan shall be binding upon the Optionees,   their
successors  and permitted  assigns   and   upon  the Company, its successors and
assigns.

(i)      Section  Headings.    The  headings  of  the  Sections of this Plan are
included for convenience of reference only and are not to be considered in construction of the provisions of this Plan.

(j) Governing Law. All questions arising with respect to the provisions of the Plan shall be determined by application of the laws of the State of Alabama except to the extent Alabama law is preempted by federal law or the corporate law of the state of the Company's incorporation. Questions arising with respect to the provisions of an Agreement that are matters of contract law shall be governed by the laws of the state specified in the Agreement, except to the extent preempted by federal law and except to the extent that the corporate law where the Company is incorporated conflicts with the contract law of such state, in which event such corporate law shall govern. The obligation of the Company to sell and deliver Shares under this Plan is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Shares.

(k) Number and Gender. Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Plan dictates, the plural shall be read as the singular and the singular as the plural.

(l) Relationship with Dealers. Neither the existence of this Plan, the grant of Options pursuant hereto nor the issuance of Shares pursuant to the exercise of such Options shall constitute any Eligible Dealership or Optionee as an agent of the Company or CAC. Nothing contained herein shall confer upon any Eligible Dealership the right to represent itself as the agent of the Company or CAC for any purpose whatsoever. Nothing contained herein shall obligate CAC to purchase any Contracts from any Eligible Dealership or interfere with the Company's right to terminate the Qualifying Non-Recourse Time Sales Agreement between the Company and an Eligible Dealership regardless of the effect of such termination upon the Options held by such Eligible Dealership or the Optionees designated by such Eligible Dealership.

SECTION 11 -  EFFECTIVE DATE AND TERMINATION DATE.

This Plan shall become effective on the date on which it is approved by the Board and shall terminate on the tenth (10th) anniversary of said effective date.






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